Exhibit 2.1

EXECUTION COPY

FACILITIES SALE AGREEMENT

by and between

RADCLIFF/ECONOMY MARINE SERVICES INC.

and

TRANSMONTAIGNE PARTNERS L.P.

Dated:  January 1, 2006

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5.14 Governmental Approval	12
5.15 Operating Statements	12
5.16 Certain Personal Property	13
5.17 Real Property	13
5.18 Assigned Contracts	15
5.19 Absence of Certain Changes	15
5.20 No Other Representations or Warranties	16

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER	16
6.1 Organization and Good Standing	16
6.2 Authority; Authorization of Agreement	16
6.3 No Violation	17
6.4 No Broker	17
6.5 Governmental Approval	17
6.6 No Other Representations and Warranties	17

SECTION 7. CERTAIN POST-CLOSING COVENANTS	17
7.1 Payment of Liabilities	17
7.2 Revenues and Remittance of Monies	17
7.3 Confidentiality	18

SECTION 8. CLOSING	18
8.1 Closing	18
8.2 Prorations	18

SECTION 9. TAX MATTERS	19
9.1 Taxes and Recording Fees	19
9.2 Allocation of Taxes	19

SECTION 10. INDEMNIFICATION	19
10.1 Environmental Indemnification	19
10.2 Other Indemnification by Seller	22
10.3 Indemnification by Buyer	22
10.4 Losses Net of Insurance	23
10.5 Termination of Indemnification	23

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10.6 Procedures Relating to Indemnification	24
10.7 Other Claims	25
10.8 Mitigation	25
10.9 Survival of Representations	26

SECTION 11. GENERAL PROVISIONS	26
11.1 Further Assurances	26
11.2 Expenses	26
11.3 Notices	26
11.4 Governing Law	28
11.5 Entire Agreement	28
11.6 No Assignment; Successors	28
11.7 Amendments; Waiver	28
11.8 Convenient Reference	28
11.9 Counterparts	28
11.10 No Third Party Beneficiaries	29
11.11 Attorney Fees	29
11.12 Negotiated Agreement	29
11.13 Schedules	29
11.14 Limitation on Liability	29

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EXHIBITS AND SCHEDULES

Exhibit A	Map of Facilities
Exhibit 4.2	Terminaling Services Agreement
Exhibit 4.3	Environmental Remediation Access Agreement

Schedule 2.1(a)	Real Property
Schedule 2.1(b)	Personal Property
Schedule 2.1(c)	Assigned Contracts
Schedule 2.2	Excluded Assets
Schedule 5.4	Compliance with Laws; Taxes; Permits
Schedule 5.5	Default; Assigned Contracts; Rights-Of-Way
Schedule 5.7	Title to Assets
Schedule 5.9	Baseline Audit Report
Schedule 5.11	Litigation
Schedule 5.14	Governmental Approval
Schedule 5.15	Operating Statements
Schedule 5.16	Certain Personal Property
Schedule 5.17	Real Property; Permitted Encumbrances
Schedule 5.19	Absence of Certain Changes
Schedule 6.5	Governmental Approval

FACILITIES SALE AGREEMENT

THIS FACILITIES SALE AGREEMENT (the “Agreement”) dated as of December 30, 2005, is by and between Radcliff/Economy Marine Services, Inc., an Alabama corporation and an indirect wholly-owned subsidiary of TransMontaigne Inc. (the “Seller”) and TransMontaigne Partners L.P., a Delaware limited partnership (the “Buyer”), with Seller and Buyer being individually referred to as “Party” and collectively referred to as the “Parties.”

RECITALS:

A.                                   Seller presently owns and operates the Blakely Island South and Blakely Island North refined petroleum products terminals and related truck loading and marine dock facilities in Mobile, Alabama, together with the balance of the Assets (as defined herein).

B.                                     Seller desires to sell and transfer and Buyer or an Affiliate of Buyer designated by Buyer (the “Title Holder”) desires to purchase and acquire all rights, properties, obligations and assets associated with the foregoing, except for certain assets and obligations as specified in this Agreement, on the terms and conditions described herein;

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.                            DEFINITIONS

1.1                                 Specific Definitions.  As used herein the following terms shall have the meanings defined below:

Affiliate shall mean, with respect to a particular Person, those Persons or entities controlling, controlled by or under common control with such Party or Person.  For the purposes of the foregoing, ownership, directly or indirectly, of more than 50% of the voting stock or other equity interest of any Person shall be deemed to constitute control of such Person.

Affiliated Company shall mean any direct or indirect wholly-owned subsidiary of a Party’s Parent.

Agreement shall mean this Facilities Sale Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.

Applicable Law shall mean, with respect to any Governmental Authority, (a) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (b) any agreement, concession or arrangement with any other Governmental Authority and (c) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

Assets shall have the meaning ascribed thereto in Section 2.1.

Assigned Contracts shall mean those Contracts that are a part of the Assets as the same have been amended, modified and supplemented prior to the Closing, as more particularly described in Schedule 2.1(c).

Assigned Commercial Contracts shall have the meaning ascribed thereto in Section 2.1(c).

Assigned Miscellaneous Contracts shall have the meaning ascribed thereto in Section 2.1(c).

Baseline Audit Report shall mean the baseline audit report attached hereto as Schedule 5.9.

Books and Records shall mean copies of all existing financial, engineering, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers and books and records relating to the Assets and Facilities, including without limitation, journals, deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, customer lists, computer software and files, source and retrieval programs (including related documentation), and environmental studies or plans.

Buyer shall have the meaning set forth in the preamble.

Cap shall have the meaning ascribed thereto in Section 10.2.

Claims shall mean any demand, claim, loss, cost (including attorney’s fees), damage, expense, Proceeding, judgment, or Liability.

Closing shall mean the closing of the purchase and sale of the Assets as contemplated by this Agreement.

Closing Date shall mean 12:01 A.M. January 1, 2006, or such other later date as the Parties shall mutually agree in writing.

Closing Year shall mean the calendar year in which the Closing occurs.

Code shall mean the Internal Revenue Code of 1986, as amended.

Contracts shall mean any written or oral agreement, contract, commitment, lease or other document, understanding, commitment, arrangement, undertaking, practice, authorization or instrument, including all amendments, modifications and supplements thereto that is binding upon any person or its property under Applicable Law.

Conveyance Documents shall mean all deeds, bills of sale, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in such form and substance as Buyer may reasonably request, to effect or evidence the sale, conveyance, assignment, transfer, and delivery of the Assets to Buyer and to vest in Buyer title to the Assets in accordance with this Agreement.

Default shall mean (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause any Lien to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

$ and Dollar shall mean lawful currency of the United States of America.

Environmental Arbitrator shall have the meaning ascribed thereto in Section 10.1(c).

Environmental Claims shall mean Claims by any Governmental Authority or Person relating to environmental conditions, situations, circumstances, events or incidents on, at or concerning, originating at or relating to any of the Assets and arising from or related to a violation of, or remedial requirement under, any Environmental Law.

Environmental Laws shall mean all Laws relating to human health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 (“OPA”), any state laws implementing the foregoing federal laws, and all other Laws relating to (a) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB’s), solid wastes, or toxic or hazardous substances or wastes (collectively, “Polluting Substances”), (b) the generation, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances (c) the use, maintenance, and closure of any portion of the Facilities, or (d) environmental conservation or protection.  For purposes of this Agreement, the term (a) ”hazardous substance” shall mean those substances listed in 49 CFR §172.101 and 40 CFR Part 302, petroleum and requested substances as defined in Subtitle I to RCRA, and radiation, (b) ”release” shall have the meaning specified in Section 101(22) of CERCLA, and (c) the term “disposal” shall have the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for “hazardous substance,” “release,”  or “disposal” or comparable terms that is broader than that specified above, such broader meaning shall apply.

Environmental Loss shall have the meaning ascribed thereto in Section 10.1.

Excluded Assets shall mean the properties, privileges, rights, and interests not transferred pursuant to this Agreement as more particularly described in Schedule 2.2.

Facilities shall mean the Blakely Island South and Blakely Island North refined petroleum products terminals and related truck loading rack and marine dock facilities located in

Mobile, Alabama, together with (i) all storage facility sites held in fee, storage facility leases and other surface leases, if any, rights-of-way, licenses, permits and easements incident thereto and used in connection therewith; (ii) all stations, facilities, buildings, pipe, pumps, electronic instrumentation and other equipment, materials inventory and personal property of every kind thereon, or used or obtained in connection therewith; (iii) any and all contracts and agreements of Seller pertaining to the Facilities, including without limitation, applicable refined product storage and terminaling agreements; (iv) any and all office equipment leases of Seller with respect to equipment used by Seller in connection with the Facilities; and (v) copies of all records and files (other than the corporate, financial, tax and legal files and records of Seller), including without limitation, accounting records, operating records, charts, maps, surveys, drawings and prints relating to or in any way connected with the operation of the Facilities; provided, however, that Seller shall be permitted to retain copies of all files necessary for its future use.

GAAP shall mean United States generally accepted accounting principles.

Governmental Authority shall mean any federal, state, local, foreign or other governmental or administrative authority, agency, court or tribunal having jurisdiction.

Indemnified Party shall have the meaning ascribed thereto in Section 10.6.

Indemnifying Party shall have the meaning ascribed thereto in Section 10.6

Indemnified Environmental Claim shall mean any Environmental Claim that is attributable to an act or omission of Buyer at or after the Closing Date.

Intangibles shall mean the Assigned Contracts, Permits and Rights-of-Way, which are a part of the Assets.

Liabilities shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

Lien shall mean any lien, Claim, charge, encumbrance, mortgage, pledge, security interest, equity, easement, right-of-way, covenant, condition or restriction of any nature on any property or property interest, including without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership.

Loss shall have the meaning ascribed thereto in Section 10.4.

Material Adverse Effect shall mean any circumstance, change, development or event which has had or is reasonably expected to have a material adverse effect on the Assets and the Facilities, taken as a whole, or the current operations, financial condition, competitive position or customers, earnings or prospects with respect thereto in an amount in excess of Two hundred fifty thousand Dollars ($250,000); provided that the term “Material Adverse Effect” shall not include changes in general economic, industry or market conditions; or changes in Applicable Law, Environmental Laws or regulatory policy.

Operating Statements shall have the meaning ascribed thereto in Section 5.15.

Parent shall mean the entity which owns 100% of the outstanding capital stock of a Party.

Party and Parties shall have the meaning set forth in the preamble.

Permit shall mean any license, permit, franchise, authority, consent or approval of a Governmental Authority.

Permitted Encumbrances shall mean (a) the Liens described or referred to in Schedule 5.17, and (b) Liens for current Taxes which are not yet due and payable.

Person shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization Governmental Authority.

Polluting Substances shall have the meaning set forth in the definition of Environmental Laws.

Prior Year shall mean the calendar year immediately preceding the Closing Year.

Proceeding shall mean any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or other instrumentality or any arbitrator, board of arbitration or similar entity.

Purchase Price shall have the meaning ascribed thereto in Section 3.1.

Real Property shall mean all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances, rights to access and rights of way, and all fixtures, buildings, structures and other improvements thereon, owned by Seller and used in the current operation of the Facilities, together with any additions thereto or replacements thereof, unless scheduled as an Excluded Asset.

Reasonable Efforts shall mean efforts in accordance with reasonable commercial practice.

Release shall have the meaning ascribed thereto in Section 10.1(e).

Remedial Action shall have the meaning ascribed thereto in Section 10.1(b).

Remedial Activity shall have the meaning ascribed thereto in Section 10.1.

Retained Environmental Claim shall mean any Environmental Claim relating to conditions disclosed in the Baseline Audit Report.

Retained Liabilities shall have the meaning ascribed thereto in Section 4.5.

Right-of-Way shall mean any right-of-way, easement or prescriptive right that is a part of the Assets.

Schedules shall mean the appendices and schedules to this Agreement.

Seller shall have the meaning set forth in the preamble.

Structures shall have the meaning ascribed thereto in Section 5.17(d).

Tangible Real Assets shall have the meaning ascribed thereto in Section 5.17(h).

Tax shall mean, as relating to any of the Assets, any federal, state or local income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, or other tax, assessment, duty, fee, levy or other governmental charge, together with and including without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

Tax Return shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Third Party Claim shall have the meaning ascribed thereto in Section 10.6.

Third Person shall mean any Person other than Seller or Buyer, their respective Parents or Affiliated Companies.

Threshold Amount shall have the meaning ascribed thereto in Section 10.2.

Title Holder shall have the meaning ascribed thereto in the Recitals.

Transaction Documents shall mean this Agreement, the Conveyance Documents and the agreements set forth in Section 4.

1.2                                 Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3                                 Other Definitional Provisions.

(a)                                  The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  Whenever a statement is qualified by the term “knowledge,” “best knowledge” or similar term or phrase, it is intended to indicate actual knowledge, or the possession of information, data or documents that would give actual knowledge, on the part of the officers, directors and supervisors of a Person after reasonable inquiry.

SECTION 2.                            PURCHASE AND SALE OF ASSETS

2.1                                 Purchase and Sale of Assets.  Except for the Excluded Assets, upon Closing, Seller shall sell, transfer, assign, convey, set over and deliver to Buyer, or Title Holder, as applicable, and Buyer or Title Holder, as applicable, shall purchase and acquire from Seller, all of Seller’s right, title, and interest in, to, and under all of the properties, assets, privileges, rights, interests and claims for interests, tangible and intangible, which relate primarily to, are used primarily in connection with, or which are otherwise material to the operation of any of the Facilities, including, without limitation, the following (collectively, the “Assets”):

(a)                                  Real Property.                     All Real Property, including without limitation, all storage and transshipment sites owned in fee, storage facility leases and other surface leases, buildings, structures, fixtures, stations, facilities, improvements, land, leases, buildings, Rights-of-Way, and other rights and interests in and to real property and appurtenances thereto owned by Seller and relating to or used in connection with any portion of the Facilities, all as more particularly described in Schedule 2.1(a);

(b)                                 Personal Property.  The Facilities, including but not limited to refined petroleum product pipelines, stations, computer equipment and software, communication equipment, spare parts inventory, machinery, equipment, tanks, pumps, pipe, engines, tools, fire equipment, parts, supplies and other equipment and tangible and intangible personal property relating to or currently used in connection with any portion of the Facilities, all as more particularly described in Schedule 2.1(b);

(c)                                  Assigned Contracts.  All Assigned Contracts, comprised of both commercial contracts (the “Assigned Commercial Contracts”) and other miscellaneous minor contracts (the “Assigned Miscellaneous Contracts,” collectively, the “Assigned Contracts”) all as more particularly described in Schedule 2.1(c);

(d)                                 Books and Records.  All Books and Records; and

(e)                                  Permits.  All Permits relating to or used in connection with any portion of the Facilities.

2.2                                 Excluded Assets.  The Assets to be sold by Seller to Buyer hereunder shall not include the facilities and/or properties, if any, identified in Schedule 2.2.

2.3                                 Title and Risk of Loss.  Title and risk of loss with respect to the Assets shall pass to Buyer, or the Title Holder, as applicable, on the Closing Date.

SECTION 3.                            PURCHASE PRICE

3.1                                 Purchase Price.  The purchase price of the Assets shall be the sum of Seventeen Million Nine Hundred Thirty-Five Thousand and 00/100 Dollars ($17,935,000.00), (the “Purchase Price”).  The Purchase Price shall be the amount to be paid by Buyer in consideration of the transfer of the Assets and the other undertakings of Seller hereunder and shall be subject to adjustment as provided herein.  The Purchase Price shall be due to Seller at Closing and shall be paid as provided in Section 8.1 by wire transfer in immediately available funds to an account previously designated by Seller.

SECTION 4.                            CERTAIN CONTRACTUAL OBLIGATIONS

4.1                                 Certain Contractual Obligations.  In connection with the sale of the Assets hereunder, upon Closing, Buyer, or the Title Holder, as applicable, shall perform and satisfy the obligations arising under the Intangibles at and after the Closing Date.

4.2                                 Terminaling Services Agreement.  Buyer, or the Title Holder, as applicable, at Closing, shall enter into a Terminaling Services Agreement with Seller, substantially in the form of Exhibit 4.2 attached hereto.

4.3                                 Remediation Access Agreement.  Buyer, or the Title Holder, as applicable, and Seller, at Closing, shall enter into an Environmental Remediation Access Agreement substantially in the form of Exhibit 4.3 attached hereto.

4.4                                 Notification of Post-Closing Date Non-Compliance.  Subsequent to the Closing Date, Buyer shall promptly notify Seller in writing of any notice of claim, audit, breach or item of non-compliance (whether by act or omission) of any local, state or federal regulation governing the Assets and Facilities and/or its operation or condition, whether environmental or mechanical in nature and received by Buyer, from any local, state or federal governmental authority or agency, which claim, audit, breach or item of non-compliance relates in time to Seller’s period of ownership of the Assets and Facilities. Notwithstanding any indemnity by Seller therefor contained in this Agreement, such notice shall describe the audit, or asserted claim, breach or item of non-compliance in reasonable detail and shall also include copies of any notices and other documents received from any such governmental authority or agency in respect of any such asserted claim, audit, alleged breach or item of non-compliance.  To the extent Seller assumes financial responsibility for any such claim, audit, alleged breach or item of non-compliance, Buyer agrees not to respond to or engage in settlement negotiations with respect to any such controversies without first conferring with Seller.

4.5                                 Retained Liabilities.  Except for the express assumption by Buyer of certain obligations as provided herein and notwithstanding any other provision of this Agreement, Buyer shall not assume or be bound by, and Seller hereby acknowledges the retention of, any duties, responsibilities, obligations or Liabilities of Seller of any kind whatsoever whether or not related to any of the Assets, whether or not such duties, responsibilities, obligations or Liabilities are disclosed on any Schedules attached hereto, relating to ownership and operation of the Assets prior to the Closing Date (the “Retained Liabilities”; provided that the term “Retained Liabilities” shall not include “Retained Environmental Claims” or “Environmental Loss” the indemnification for which is governed by Section 10).  Nothing contained in the Schedules hereto shall increase, decrease or modify in any way whatsoever Buyer’s pre-Closing Date obligations under Section 4.1, nor result in Buyer becoming responsible for any Liabilities or duties of Seller.

SECTION 5.                            REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1                                 Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, having all necessary power and authority to carry on its business as presently conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it, is duly qualified to do business and is in good standing in the State of Alabama.

5.2                                 Authority; Authorization of Agreement.  Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby and to perform all the terms and conditions hereof to be performed by it.  Such execution, delivery and performance of the Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby will be duly authorized and approved by all requisite corporate action.  Each Transaction Document will be duly executed and delivered by Seller and will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

5.3                                 No Violation.  The Transaction Documents and the execution and delivery hereof and thereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby or thereby will not:

(a)                                  violate or conflict with any provision of Seller’s corporate charter or other organizational or governance documents of Seller;

(b)                                 violate or conflict with any provision of any Law or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Seller;

(c)                                  constitute a Default under, or accelerate or permit the acceleration of performance required by, or require any consent or approval under Applicable Law, Permit or Contract to which Seller is a party or by which it is bound or to which any of the Assets is subject; or

(d)                                 result in the creation of or imposition of any Lien upon any of the Assets.

5.4                                 Compliance with Laws; Taxes; Permits.

(a)                                  Except as disclosed in Schedule 5.4, Seller is not in violation of or in Default under any Law, governmental determination, court or other order, governmental certification requirement or other public limitation (except any such violation or Default as would not have a Material Adverse Effect on the Assets); and

(b)                                 Except as disclosed in Schedule 5.4, Seller has filed in a timely manner all reports, returns and forms as may have been required under applicable Laws, including without limitation, all required federal, state and local income, sales, use, property and franchise Tax Returns, and has paid (except amounts for Taxes being diligently contested in good faith by appropriate procedures and disclosed in Schedule 5.4) all required Taxes or similar assessments including any interest, penalties or additions attributable thereto shown as due on all such filings.  No Liens, Proceedings or other actions which are pending, open or to the best knowledge of Seller, threatened, seek the assessment or collection of the additional Taxes of any kind from Seller specifically relating to any portion of the Assets, and to the best knowledge of Seller, no other examination by the Internal Revenue Service or any other taxing authority affecting any portion of the Assets is now pending.  Taxes which Seller was required by Law to withhold or collect in respect to the Assets have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by Seller for such payment when due and payable.

(c)                                  Except as disclosed in Schedule 5.4, (i) Seller has all Permits necessary for the operation of the Facilities as currently conducted by it, (ii) each such Permit is in full force and effect, and (iii) Seller is in compliance with all its obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof, other than Permits, the failure of which to obtain would not have a Material Adverse Effect on the Facilities or the operation of the Facilities.

5.5                                 Assigned Contracts and Rights-of-Way.  Except as disclosed in Schedule 5.5, Seller is not in, nor has Seller received written notice of, Default, in any material respect, under any Assigned Miscellaneous Contract or any Right-of-Way to which it is a party, or by which it or the Assets are bound.  Except as disclosed in Schedule 5.5, Seller is not in, nor has Seller received written notice of, Default, under any Assigned Commercial Contract to which it is a party, or by which it or the Assets are bound.  All Assigned Miscellaneous Contracts and Rights-of-Way represent valid, binding and enforceable agreements of Seller thereto, and to the best knowledge of Seller, all other Third Parties thereto, subject to applicable bankruptcy, insolvency, or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and there is no pending modification or cancellation of same.  All Assigned Commercial Contracts represent valid, binding and enforceable agreements of Seller thereto, and to the best knowledge of Seller, all other Third Parties thereto, subject to applicable bankruptcy, insolvency, or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and there is no pending modification or cancellation of same.  Seller has made available to Buyer true, correct and complete copies of all Assigned Contracts and Rights-of-Way affecting the Assets, as currently operated.  In connection with all leases, if any, encumbering the Assets (i) to the best knowledge of Seller, no tenant has or has claimed any claim, offset, right or recoupment of defense against the landlord under a lease or otherwise, (ii) all obligations of the landlord required to be performed under all such leases prior to Closing, have been and will be, fully performed by Seller, and (iii) no tenant has any option or right of first refusal to purchase all or any portion of the Assets.

5.6                                 Assets.  Except for the Excluded Assets disclosed in Schedule 2.2, the Assets constitute all of the properties, rights and assets necessary for the operation of, relating to or used in connection with the Facilities.

5.7                                 Title to Assets.  Except as disclosed in Schedule 5.7, Seller has good, valid, and marketable title to the Assets which it owns, or, in the case of Assets which it leases, the valid right to possession of the same pursuant to valid leases or other agreements, in each case free and clear of all Liens, except for the Permitted Encumbrances and except for leaseholds, easements, encumbrances, Liens, effects and special assessments of record which would not materially affect the marketability or the current use of the Asset.

5.8                                 Operation of Facilities.  The Facilities have been maintained and operated in accordance with Seller’s normal operating practices and are in good operating condition, repair and maintenance, subject only to ordinary wear and tear.

5.9                                 Environmental Compliance.

(a)                                  Except as disclosed in the Baseline Audit Report, to the best knowledge of Seller, the Assets are in compliance with applicable Environmental Laws;

(b)                                 To the best knowledge of Seller, Seller has furnished or made available to Buyer all Books and Records in Seller’s custody or control relating to environmental conditions at the Facilities and the compliance of the Assets with Environmental Laws;

(c)                                  Except as disclosed in Schedule 5.9, to the best knowledge of Seller, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which will prevent continued substantial compliance of the Assets with applicable Environmental Laws and the terms and conditions of any Permits;

(d)                                 Except as disclosed in Schedule 5.9, Seller has not received, and has no knowledge of any third party previously or currently having an interest in the Real Property receiving, any written notice from any Governmental Authority of any actual or potential non-compliance with the terms and conditions of any Permits with respect to any portion of the Assets; and

(e)                                  Except as disclosed in Schedule 5.9, Seller has not received, and has no knowledge of any third party previously or currently having an interest in the Real Property receiving, any written notice of any filing to commence any civil, criminal or administrative Proceeding involving the Assets which arise under any applicable Environmental Laws.

5.10                           Books and Records.  The Books and Records have been maintained in accordance with good business practices and all financials relating to or depicting the past and current operations of the Assets have been prepared in accordance with GAAP and fairly and accurately present the financial condition of the Assets, except where projections have been made, in which case the assumptions upon which the projections have been based are noted therein.

5.11                           Litigation.  Except as disclosed in Schedule 5.11, there is no Claim or Proceeding or, to the best knowledge of Seller, threatened Claim or Proceeding, against Seller or any of its Affiliates (i) involving, directly or indirectly, any of the Assets or seeking to prevent or challenge any of the transactions contemplated by any Transaction Document at law or in equity, by or before any Governmental Authority or any arbitrator or mediator which on the date hereof is still pending or threatened, and which, if adversely determined, would impair or prohibit the consummation of the transactions contemplated hereby.  Except as set forth in Schedule 5.11, there are no orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Seller, or any of the Assets.

5.12                           No Broker.  Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against any of the Parties for any brokerage commission, finder’s fee or other similar payment.

5.13                           Third Party Consents.  No third party consents, approvals, waivers or authorizations of any third party are required to be obtained in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby other than consents that have been received or consents where the failure to obtain the consent has not had and will not have a Material Adverse Effect on the Facilities or the operation thereof.

5.14                           Governmental Approval.  Except as set forth on Schedule 5.14, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

5.15                           Operating Statements.  Seller has delivered to Buyer correct and complete copies of compiled financial and operating statements, prepared by management in good faith, with respect to the operations of the Assets for the period from July 2005 through October 2005.  All such compilations are referred to herein collectively as the “Operating Statements.”  Complete and correct copies of the Operating Statements are attached hereto as Schedule 5.15.  Such Operating Statements reflect all revenue and costs that historically have been received or incurred by Seller with respect to the operation of the Assets; however, the results of operations set forth in the Operating Statements are not intended to be indicative of, or a guarantee of, future performance.

5.16                           Certain Personal Property.  Schedule 5.16 sets forth a list by way of example only, which list is not all inclusive or exhaustive of the types of material items of tangible personal property that are to be conveyed to Buyer.  Such personal property is usable in the ordinary course of the business of the Assets, normal wear and tear excepted.  To the best knowledge of Seller, such tangible personal property may be used in the normal course of business as currently conducted by Seller.

5.17                           Real Property.

(a)                                  Schedule 2.1(a) contains a complete and accurate description of all Real Property owned or leased by Seller and, to the best knowledge of Seller, Schedule 5.17 contains a complete and accurate description of all leases, Liens and Permitted Encumbrances thereon;

(b)                                 Seller has good and marketable, fee simple title, or a good and valid leasehold interest in and to the Real Property free and clear of any Lien, subject only to Permitted Encumbrances;

(c)                                  to the best knowledge of Seller, the legal descriptions for the Real Property contained in the respective deeds thereof describe the properties fully and adequately.

(d)                                 to the best knowledge of Seller, all structures, fixtures, facilities and improvements to the Real Property (“Structures”) are located within the boundary lines of the Real Property and no structures on any parcel adjacent to the Real Property encroach onto any portion of the Real Property;

(e)                                  to the best knowledge of Seller, no Structures encroach on any easement which burdens any portion of the Real Property that is an Asset, and none of the Real Property that is an Asset encroaches upon the Real Property of any Person;

(f)                                    to the best knowledge of Seller, all of the leases covering the Real Property are in full force and effect and no Default has occurred thereunder, nor any notice received which could have the effect of or be construed as a potential Default.

(g)                                 to the best knowledge of Seller, Seller has the right of physical and legal ingress and egress to and from all of its Real Property for all usual street, road and utility purposes and, to the best knowledge of Seller, no conditions exist that would result in the termination of such ingress and egress;

(h)                                 to the best knowledge of Seller, all Structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property that is an Asset, including, without limitation, the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, communications, mechanical, water, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, and other material items at the Real Property that is an Asset (collectively, the “Tangible Real Assets”), are free of material defects; are in good operating condition and repair, normal wear and tear excepted; and are fit for the particular purpose for which they are currently used.  For purposes of this Section 5.17(h), a material defect shall mean a condition relating to any Structure or any structural, mechanical or physical system which requires an expenditure of more than $50,000 to eliminate or mitigate such circumstance.

(i)                                     to the best knowledge of Seller, there is no water, chemical or gaseous seepage, diffusion or other intrusion into said Real Property, including, without limitation, any subterranean portions, that impair or could impair the beneficial use of the Real Property that is an Asset, Structure or any Tangible Real Asset;

(j)                                     to the best knowledge of Seller, all water, sewer, gas, electric, telephone, communications and drainage facilities, and all other utilities required by any applicable Law are connected pursuant to valid permits to municipal or public or other utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property as currently utilized and are in compliance with the requirements of all Laws in the operation of the Facilities as currently conducted;

(k)                                  to the best knowledge of Seller, the Real Property and all present uses and operations of the Real Property comply in all respects with all Applicable Law, Court Orders, Governmental Permits, or restrictions of any Government Authority having jurisdiction over any portion of the Real Property (including, without limitation, those relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property that is an Asset.  Seller has obtained all material approvals of Governmental Authorities (including, without limitation, certificates of use and occupancy, licenses and permits) required in connection with the construction, repair, maintenance, ownership, use, occupation of its Real Property and operation of the Facilities;

(l)                                     to the best knowledge of Seller, none of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, violates any restrictive covenant or encroaches on any real property owned by others.  To the best knowledge of Seller, the Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law;

(m)                               there are no pending, or to the best knowledge of Seller, threatened, condemnation, fire, health, safety, environmental, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property that is an Asset or any other matters that do or may adversely affect the current use, occupancy or value thereof, nor has Seller received notice of the filing and commencement of special assessment proceedings affecting any portion of the Real Property;

(n)                                 except as set forth on Schedule 5.17, no Third Party is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other Contracts granting to any Third Party the right of use or occupancy of any portion of the Real Property;

(o)                                 there are no outstanding options, rights of first offer or rights of first refusal or other similar Contracts or rights to purchase the Real Property, or any portion thereof or interest therein. Seller has not transferred any air, mineral or development rights relating to its Real Property;

(p)                                 all Real Property Taxes (and applicable penalties and interest, if any) that are due and payable with respect to the Real Property that is an Asset have been paid or will be paid when due; and

(q)                                 to the best knowledge of Seller, all material licenses, permits and authorizations required for the efficient use of and conduct of operations on the Real Property as currently conducted and all other Contracts pursuant to which Seller has obtained the right to use any Real Property are in good standing, valid and effective in accordance with their respective terms, and there is no Default under any of such licenses, permits, authorizations, or Contracts.

5.18                           Assigned Contracts.

(a)                                  Seller has made available to Buyer copies complete in all material respects of all written Assigned Contracts, together with all amendments thereto, and reasonable descriptions of all material terms of all oral Assigned Contracts;

(b)                                 Seller is not in Default under any Assigned Contracts or any Assigned Contracts not listed on Schedule 2.1(c);

(c)                                  to the best knowledge of Seller, Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Assigned Contracts or any Assigned Contract not listed on Schedule 2.1(c); and

(d)                                 (i) to the best knowledge of Seller, none of the other parties in any Assigned Contract or any Assigned Contract not listed on Schedule 2.1(c) is in Default thereunder and (ii) each Assigned Contract or any Assigned Contract not listed on Schedule 2.1(c) is enforceable against any other parties thereto in accordance with terms thereof subject to applicable bankruptcy insolvency, or other similar laws relating to or affecting the enforcement of creditor’s rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.19                           Absence of Certain Changes.  Except as contemplated by this Agreement, the business including the Assets has been conducted in the ordinary course since August 1, 2005, and except as disclosed in Schedule 5.19, there has not been with respect to Seller any of the items specified below since August 1, 2005:

(a)                                  any change that has had or is reasonably likely to have a Material Adverse Effect;

(b)                                 any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(c)                                  other than in the ordinary course of business, any waiver or release of any mutual claim or right or cancellation of any debt held; or

(d)                                 any payments to any Affiliate of Seller, other than wages and other payments and reimbursements in accordance with Seller’s past practices.

5.20                           No Other Representations or Warranties.  Except for the representations and warranties of Seller in this Agreement and the certificates, documents, instruments and writings delivered to Buyer by or on behalf of Seller pursuant to this Agreement, neither Seller nor any other Person makes or shall be deemed to have made any other representations or warranties on behalf of Seller, express or implied, and Seller hereby disclaims any such representations and warranties, whether by Seller, Seller’s employees, agents or representatives, or any other Person.  EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ASSETS AND THE FACILITIES ARE SOLD TO BUYER “AS IS, WHERE IS” WITH ALL FAULTS.  EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES TO BUYER AND ALL THIRD PERSONS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, PERFORMANCE, CONDITION, CERTIFICATE, MAINTENANCE, OR SPECIFICATION.

SECTION 6.                            REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1                                 Organization and Good Standing.  Buyer is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to carry on its business as presently conducted and to own, lease and operate all properties and assets now owned, leased and operated by it.

6.2                                 Authority; Authorization of Agreement.  Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite member action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditor’s rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

6.3                                 No Violation.  The Transaction Documents and the execution and delivery hereof and thereof by Buyer do not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby or thereby will not:

(a)                                  violate or conflict with any provision of the relevant charter or other organizational or governance documents of the Buyer;

(b)                                 violate or conflict with any provision of any Law or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Buyer; or

(c)                                  conflict with or result in a breach of, constitute a Default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of performance required by, or require any consent or approval (except for the filings under the HSR Act, if applicable) under any Law, order, judgment, decree, Permit or Contract to which Buyer is a party or by which it is bound or to which any of its properties is subject.

6.4                                 No Broker.  Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Seller for any brokerage commission, finder’s fee or other similar payment.

6.5                                 Governmental Approval.  Except as set forth on Schedule 6.5, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

6.6                                 No Other Representations and Warranties.  Except for the representations and warranties of Buyer in this Agreement and the certificates, documents, instruments and writings delivered to Seller by or on behalf of Buyer pursuant to this Agreement, neither Buyer nor any other Person makes or shall be deemed to have made any other representations or warranties on behalf of Buyer, express or implied, and Buyer hereby disclaims any such representations or warranties, whether by Buyer, Buyer’s employees, agents or representatives, or any other Person.

SECTION 7.                            CERTAIN POST-CLOSING COVENANTS

7.1                                 Payment of Liabilities.  Seller shall pay or otherwise satisfy in the ordinary course all of Seller’s trade payables incurred with respect to the Assets prior to the Closing Date and shall fully pay or otherwise satisfy all other Retained Liabilities.

7.2                                 Revenues and Remittance of Monies.  All revenues attributable to the Assets and Facilities prior to the Closing Date shall belong to Seller, and all revenues attributable to the

Assets from and after the Closing Date shall belong to Buyer, or the Title Holder, as applicable.  If any Party receives or pays any monies from or to a Third Person which are due to or received from the other Party, it shall promptly remit such monies to such Party or such Party shall promptly remit such monies to the requesting Party promptly following receiving from the requesting Party notice of payment thereof by the requesting Party.

In addition, the Parties agree that all bills or invoices received by Buyer, or the Title Holder, as applicable, or Seller after the Closing Date with respect to utilities, phones or on-going projects related to operation, maintenance and repair of the Assets shall be pro-rated as of the Closing Date with the non-paying Party to reimburse the paying Party its pro rata share thereof within fifteen (15) calendar days of receipt of invoice therefor.  Past due amounts shall accrue interest in at the prime rate, plus one percent (1%), or the highest rate allowed by applicable law, whichever is lower, until paid in full.  As used herein, the term “prime rate” shall mean the prime rate of interest for large U.S. Money Lender Commercial Banks published under “Money Rates” in The Wall Street Journal on the applicable date.

7.3                                 Confidentiality.  Subsequent to the Closing Date, Seller shall not use or provide, and shall use Reasonable Efforts to prohibit any of its respective Affiliated Companies, employees, agents, accountants, legal counsel or other representatives from directly or indirectly using or providing to any Person any confidential information of any kind concerning the Assets except as required to be disclosed by Applicable Law or as may reasonably be deemed necessary by Seller in the prosecution of any Proceeding; provided, however, that as to any disclosure that shall be made, Seller shall as soon as practicable give Buyer written notification that explains in reasonable detail the basis for such disclosure.

SECTION 8.                            CLOSING

8.1                                 Closing.  The Closing shall be effective as of 12:01 a.m. on January 1, 2006, which date may be extended only by mutual written agreement of the Parties.  The Parties acknowledge that January 1, 2006 and January 2, 2006 are holidays and accordingly agree that the deed conveying the Real Property shall be recorded and the Purchase Price shall be paid on the first business day following January 1, 2006.

8.2                                 Prorations.  Subject to Section 9.1 below, Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(a)                                  Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Assets; and

(b)                                 Sewer rents and charges for water, telephone, electricity and other utilities.

In connection with the prorations referred to in subparagraph (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available.  On or before the Closing Date, the Parties agree to prepare prorations with respect to items listed in subparagraph (b) based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date.  Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section.

SECTION 9.                            TAX MATTERS

9.1                                 Taxes and Recording Fees.  All sales taxes, transfer taxes and documentary and recording fees incident to the transactions contemplated by this Agreement shall be paid by Buyer to the appropriate Governmental Authority.  Buyer shall pay all recording fees for the Conveyance Documents.  Buyer shall be responsible for filing any Tax Returns with respect to the taxes described in this Section 9.1.

9.2                                 Allocation of Taxes.  The Parties shall each pay its respective pro rata portion of all ad valorem or property taxes imposed upon any property or lease included in the Assets for the Closing Year.  The Purchase Price shall be reduced by a reasonable estimate of all ad valorem or property taxes for the Closing Year (based on the Taxes for the Prior Year) prorated to the Closing Date; Seller shall make available to Buyer copies of all statements and assessments reflecting such taxes for the Prior Year.  Buyer shall pay such sums to the appropriate taxing authorities when due, prior to becoming delinquent.  Except as set forth in this Section 9.2, Buyer shall not have any other liability for Taxes payable by Seller relating to the operations or business of Seller or the transactions contemplated hereunder.

SECTION 10.                     INDEMNIFICATION

10.1                           Environmental Indemnification.  Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees, unitholders and representatives and hold them harmless from any, loss, liability, claim, damage, charge, cost or expense (including, without limitation, reasonable attorney and expert fees and expenses) suffered or incurred by any such indemnified party with respect to the breach or violation of any Environmental Law (in effect as of the Closing Date) to the extent arising out of acts or omissions occurring, or conditions existing (whether known or unknown), at or before the Closing Date in connection with the Assets (“Environmental Loss”), whether such Environmental Loss arises before or after the Closing Date and whether arising onsite or off-site, including, but not limited to, all Environmental Losses in connection with bringing the Assets into compliance with Environmental Laws in effect as of the Closing Date and the investigation or remediation of hazardous substance contamination involving the Assets; provided, however, that, except with respect to Environmental Losses attributable to the Retained Environmental Claims which shall remain the responsibility of Seller, including the undertaking, conduct and continuation of remediation thereof as required by Applicable Law (the “Remedial Activity”) without monetary limitation, Seller’s aggregate liability hereunder for Environmental Losses, excluding

Environmental Losses attributable to Retained Environmental Claims, shall be limited to $2,500,000, and, further provided, that subsequent to the Closing Date and for a period of three (3) years thereafter, Buyer covenants and agrees not to undertake any specific affirmative environmental investigative program, the intent of which is to discover, locate or uncover any environmental conditions or omissions relating to the Assets for the sole purpose of establishing an Environmental Claim or Loss for which Buyer would seek indemnification from Seller.  Such covenant, however, shall not apply to the undertaking by Buyer of (i) normal construction, relocation, maintenance and repair activity involving the Assets, (ii) any investigation of environmental conditions related to the Assets which is determined by Buyer to be required for purposes of compliance with Environmental Laws, or (iii) any investigation or delineation of environmental conditions with respect to the Assets required by a Governmental Authority, it being understood by the Parties that any of the foregoing, may lead to the discovery of an environmental condition or omission which may form the basis for an Environmental Claim hereunder.

If after the Closing Date, contamination begins to migrate on-site with respect to the Assets from an off-site location, Buyer shall be responsible for remediating any on-site contamination resulting therefrom and for any increased costs incurred by Seller with respect to ongoing Remedial Activity, except to the extent the off-site contamination was caused by Seller, or initially emanated from on-site contamination attributable to Seller.  Contamination that migrates on-site from an identified, existing off-site location as a result of Remedial Activity being undertaken by Seller shall remain the responsibility and liability of Seller.  In the event currently unknown off-site contamination migrates on-site as a result of Remedial Activity being undertaken by Seller, then Seller will modify its operations with respect to such Remedial Activity to the extent such operations are contributing to the on-site migration and such modifications shall not unreasonably interfere with such party’s other ongoing Remedial Activities, and Seller will cooperate with Buyer to keep the migration off-site and to develop a cooperative remediation plan for such on-site migration.

(a)                                  Seller’s liability under this Section 10.1, except with respect to Retained Environmental Claims (which are not subject to a deductible, a cap, or limitation of time), shall not commence to accrue until Buyer has incurred an aggregate of $200,000 in Environmental Losses, which sum shall be deemed a deductible, for which Seller shall have no liability.  Seller’s liability under this Section 10.1 shall be monetary only and Buyer shall not be entitled to make a claim for specific performance with respect to any Remedial Action (as defined below).

(b)                                 Without limiting the other provisions of this Section 10, if Buyer has a claim against Seller related to an Environmental Loss, Buyer shall manage any investigation, remediation, corrective action or other activities (“Remedial Action”) required to address the conditions giving rise to such claim.  Without limiting Buyer’s right to make claims for indemnification under Section 10.1, Buyer shall cooperate with Seller and shall, if reasonable, avoid taking any action that would have an adverse effect on Seller’s ability to seek reimbursement under any applicable insurance policy for the benefit of Seller, or on Seller’s ability to exercise any available contractual rights of contribution or indemnification.

Buyer shall (i) provide Seller the opportunity to review in advance such Remedial Action to be taken or implemented and the form and substance of any plan, report or submission to be transmitted to any Governmental Entity regarding such Remedial Action, and (ii) provide Seller periodic written reports regarding the status of such Remedial Action, including any correspondence with any Governmental Authority regarding such Remedial Action, but Buyer’s decisions after the Closing Date on such matters shall not be subject to Seller’s approval.

(c)                                  In the event that a dispute arises hereunder with respect to the amount of any Environmental Loss, then Buyer and Seller shall select a nationally recognized environmental consultant to arbitrate such dispute in accordance with the procedures set forth in subparagraph (d) below.  If Buyer and Seller cannot agree on one such environmental consultant within thirty (30) calendar days, each Party shall select its own nationally recognized environmental consultant within thirty (30) calendar days thereafter, which consultants shall jointly select a third environmental consultant to arbitrate such dispute.  The agreed upon or selected environmental consultant shall be deemed the “Environmental Arbitrator.”  The arbitration provided for in this subparagraph (c) and in subparagraph (d) below shall be the Parties’ exclusive remedy in respect of a dispute concerning indemnification for environmental matters under this Section 10.1.

(d)                                 In accordance with the then current Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, Buyer and Seller shall submit disputes concerning indemnification for Environmental Losses under this Section 10.1 and their respective estimates of the applicable Environmental Loss to the Environmental Arbitrator for a final, binding resolution, and the Environmental Arbitrator shall choose one or the other of such estimates as the final amount of Environmental Loss.  The arbitration shall be conducted in Denver, Colorado.  No transcript or recording shall be made of any arbitration session.  The decision of the Environmental Arbitrator shall be final and binding on Buyer and Seller for all purposes and may be entered in any court of competent jurisdiction.  The losing Party shall pay the expenses of the Environmental Arbitrator and each Party shall pay the expenses of the consultant, if any, hired by such Party to select the Environmental Arbitrator.

(e)                                  From and after the Closing Date, Buyer shall provide Seller with prompt written notice of any releases, leaks or spills of Polluting Substances or hazardous substances occurring on the Assets and Facilities, whether or not reportable to any Governmental Authority (collectively a “Release”), with full particulars as to the time, date and location thereof, the substance involved and steps or methods undertaken with respect to clean-up or remediation thereof.  In the event a Release can be reasonably demonstrated to have impacted or exacerbated any Environmental Loss indemnified by Seller hereunder, the Parties agree to negotiate in good faith an appropriate allocation of the remediation cost attributable thereto.  In the event the Parties cannot come to a mutually agreeable settlement of the costs to be allocated, the dispute shall be resolved by arbitration in the manner provided above.

(f)                                    With respect to any Environmental Losses indemnified by Seller herein, including those attributable to Retained Environmental Claims, at such time as Seller has received a closure permit or a notice of closure from the appropriate Governmental Authority with respect thereto, Seller’s indemnity shall cease with respect thereto and Seller shall have no further liability or responsibility regarding the same.

10.2                           Other Indemnification by Seller.  Except with respect to Environmental Losses which are covered by Section 10.1 hereof, Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees, unitholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including, without limitation, reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from, relating to or otherwise in respect of:

(a)                                  any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the Parties that for purposes of Buyer’s right to indemnification pursuant to this Section 10.2 the representations and warranties of Seller contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect),

(b)                                 any breach of any covenant of Seller contained in this Agreement,

(c)                                  all Retained Liabilities, and

(d)                                 any Excluded Assets;

provided, however, that Seller shall not have any liability under clause (a) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $100,000, which shall be considered a deductible and shall not be deemed a liability of Seller (the “Threshold Amount”); and provided further, however, that Seller’s liability under clause (a) above shall in no event exceed $2,500,000 (the “Cap”) (except that neither the Threshold Amount nor the Cap shall apply to any breach of Sections 5.1, 5.2, 5.3, or 5.4(b), or a breach of any representations or warranties of Seller that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof). In no event shall Seller be obligated to indemnify Buyer or any other Person with respect to any matter to the extent that Seller has already provided indemnity for such matter pursuant to this Agreement.

10.3                           Indemnification by Buyer.  Buyer shall indemnify Seller, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, Claim, damage or expense (including, without limitation, reasonable legal fees and expenses) suffered or incurred by any such Indemnified Party to the extent arising from:

(a)                                  any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the parties that for purposes of Seller’s right to indemnification pursuant to this Section 10.3 the representations and warranties of Buyer contained herein shall not be deemed qualified by any references herein to materiality generally),

(b)                                 any breach of any covenant of Buyer contained in this Agreement,

(c)                                  all obligations and liabilities related to the Assets, other than Retained Liabilities and other items which Seller has expressly agreed to pay or perform pursuant to this Agreement or for which indemnification is provided under Section 10.2,

(d)                                 all Indemnified Environmental Claims, and

(e)                                  all Environmental Losses, whether such Environmental Loss arises before or after the Closing Date and whether arising on-site or off-site, other than Environmental Losses for which Seller is obligated to indemnify Buyer under Section 10.1.

10.4                           Losses Net of Insurance.  The amount of any loss, Liability, Claim, damage, expense or Tax for which indemnification is provided under this Section 10 shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such loss, Liability, Claim, damage or expense (collectively, a “Loss”).

10.5                           Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto,

(a)                                  pursuant to Section 10.1, shall terminate at the close of business on the date that is three (3) years after the Closing Date, (i) except with regard to Environmental Losses for which Seller has obtained a closure permit or notice of closure pursuant to subparagraph 10.1(f), at which time Seller’s obligation to indemnify and hold Buyer harmless shall terminate, and (ii) except with regard to Environmental Losses attributable to the Retained Environmental Claims which obligations to indemnify and hold harmless shall not terminate and will continue indefinitely unless and until Seller has obtained a closure permit or notice of closure pursuant to subparagraph 10.1(f), at which time Seller’s obligation to indemnify and hold Buyer harmless shall terminate;

(b)                                 pursuant to Sections 10.2(a) and 10.3(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.9; and

(c)                                  pursuant to the other clauses contained in Sections 10.2 and 10.3 shall not terminate; provided however, that as to clauses (a) and (b) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have previously made a Claim by delivering a notice of such claim, before the expiration of the applicable period (stating in reasonable detail the basis of such Claim) to the Indemnifying Party.

10.6                           Procedures Relating to Indemnification.  In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party responsible for providing indemnification hereunder (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and document (including court papers) received by the Indemnified Party relating to the Third Party Claim.

If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above).

If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnifying Party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Sections 10.1, 10.2 and 10.3 shall be made by periodic payments of the amount thereof during the course of the investigation, remediation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.  All claims under Sections 10.1, 10.2, or 10.3 other than Third Party Claims shall be governed by Section 10.7 below.

10.7                           Other Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under Sections 10.1, 10.2 or 10.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Sections 10.1, 10.2 or 10.3, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, under Sections 10.1, 10.2 or 10.3, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Sections 10.1, 10.2 or 10.3 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which. the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party, and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction; provided, however, that if such dispute concerns; indemnification for environmental matters under Section 10.1, it shall be submitted to arbitration in accordance with the procedures set forth in Section 10.1.

10.8                           Mitigation.  Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other party hereunder, including by making Reasonable Efforts to mitigate or resolve any such claim or liability; provided that such Party shall not be required to make such efforts if they would be detrimental in any material respect to such Party.  In the event that Buyer or Seller shall fail to make such Reasonable Efforts to mitigate or resolve any Claim or Liability, then (unless the proviso to the foregoing covenant shall be applicable) notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify the Party failing to mitigate or resolve the Claim or Liability, or any Person for any loss, Liability, Claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such Reasonable Efforts.

10.9                           Survival of Representations.  The representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.3 and 5.7 shall not terminate.  The representations and warranties of Seller set forth in Section 5.4 and shall terminate at the close of business two (2) years following the Closing Date.  All other representations and warranties in this Agreement and in any certificate delivered pursuant hereto (in each case other than the representations and warranties relating to environmental matters) shall survive the Closing and shall terminate at the close of business twelve (12) months following the Closing Date, except that because specific indemnification rights and obligations are set forth in Section 10.1, representations and warranties relating to environmental matters shall not survive the Closing.  The representations and warranties of the Seller shall survive Closing pursuant to this Section 10.9 and shall not merge into any deed or other Conveyance Document.

SECTION 11.                     GENERAL PROVISIONS

11.1                           Further Assurances.  At any time or from time to time at and after the Closing, each of the Parties shall, and shall cause their respective Affiliates to, at the request of the other, promptly and without further consideration execute and deliver or cause to be executed and delivered all such assignments, consents, documents and instruments, including without limitation, corrective deeds and assignments of rights-of-way, and take or cause to be taken all such other reasonable actions as may be necessary or desirable in order to more fully and effectively carry out the intents and purposes of this Agreement.

11.2                           Expenses.

(a)                                  Each Party shall pay and discharge all liabilities and expenses incurred by or on behalf of it in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated herein, including but not limited to (i) all fees and expenses of agents, representatives, counsel and accountants, and (ii) all amounts payable with respect to any claim for brokerage or finder’s fees or other commissions in respect of the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by or on behalf of such Party.

(b)                                 Except as otherwise provided herein, all other legal expenses incurred by either Party after the date of this Agreement, as well as legal and other expenses incurred in the preparation and filing of documents, shall be the responsibility of the Party incurring such expenses.

11.3                           Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail or Federal Express (or other nationally recognized overnight delivery service) and shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail, or the date after the date when sent by Federal Express or other nationally recognized overnight courier, or the day when hand delivered or sent via facsimile to the address or facsimile number, as the case may be, set forth below, unless such address or facsimile number is changed by notice to the other Party:

If to Seller:

Radcliff/Economy Marine Services, Inc.

1670 Broadway, Suite 3100

Denver, Colorado  80202

Telephone:    (303) 626-8200

Facsimile:     (303) 626-8228

Attn:  William S. Dickey, President

With a copy to:

Erik B. Carlson, Esq.

General Counsel

TransMontaigne Inc.

1670 Broadway, Suite 3100

Denver, Colorado  80202

Telephone:  (303) 860-5265

Facsimile:   (303) 626-8238

If to Buyer:

TransMontaigne Partners L.P.

Attention:  TransMontaigne GP L.L.C., its general partner.

Attention:  President

1670 Broadway, Suite 3100

Denver, Colorado  80202

Telephone:  (303) 626-8200

Facsimile:  (303) 626-8228

With a copy to:

TransMontaigne Product Services Inc.

Attention:  Gregory J. Pound

Executive Vice President, Operations

200 Mansell Court E., Suite 600

Roswell, GA  30076-4853

Phone:  770-518-3707

Fax:  770-518-3595

11.4                           Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Colorado or, to the extent required by Applicable Law, the law of the state in which the Real Property is located, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.5                           Entire Agreement.  This Agreement, together with those binding provisions set forth in the certificates, documents, instruments and writings that are delivered pursuant hereto sets forth the entire agreement and understanding of the Parties with respect of the transaction contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.  No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party which is not embodied in this Agreement together with the certificates, documents, instruments and writings that are delivered pursuant hereto, and none of the Parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

11.6                           No Assignment; Successors.  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties and their respective successors, but neither this Agreement nor the rights and obligations of any of the Parties hereunder shall, by operation of law or otherwise, be assigned or transferred to any Person without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

11.7                           Amendments; Waiver.  This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement or waives any of the terms herein, executed by both Parties or, in the case of a waiver, by the Party waiving compliance.  The failure of any Party at any time to require performance of any provision herein shall in no manner affect the right at a later time to enforce the same.  No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty, shall be deemed or constitute a waiver of any other condition, or breach of any other term, covenant, representation or warranty, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.8                           Convenient Reference.  Section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

11.9                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.10                     No Third Party Beneficiaries.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties and their respective permitted successors and assigns.

11.11                     Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement after entry of a final non-appealable order.

11.12                     Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.13                     Schedules.  Any items listed or described on the Schedules attached to this Agreement shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)).

11.14                     Limitation on Liability.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER HEREUNDER FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR CONNECTED WITH THE ASSETS OR THE SALE THEREOF, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS SALE.  This Section 11.14 shall in no way limit or qualify the Parties’ indemnification obligations under Section 10 with respect to Claims made against either or both of the Parties by a Third Person.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

RADCLIFF/ECONOMY MARINE SERVICES, INC.

By:	/s/ Erik B. Carlson
Erik B. Carlson, Senior Vice President

TRANSMONTAIGNE PARTNERS L.P.

By:	TRANSMONTAIGNE GP L.L.C., its general partner

By:	/s/ Donald H. Anderson
Donald H. Anderson, President